HUNTON & WILLIAMS LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

September 26, 2008

T Bancshares, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248

Re:	Federal Income Tax Opinion Issued to T Bancshares, Inc. in Connection with the Rights Offering

Ladies and Gentlemen :

We have acted as counsel to T Bancshares, Inc. (“T Bancshares”), a Texas bank holding company, in connection with the proposed distribution to its shareholders, at no charge, of transferable subscription rights to purchase up to an aggregate of 1,069,052 shares of T Bancshares common stock at a cash subscription price of $7.50 per share.  You have requested our opinion in connection with the federal income tax consequences of the proposed rights offering under the Internal Revenue Code of 1986, as amended (the “Code”).

Set forth below are our opinions, together with the representations, facts, and assumptions upon which we have relied in rendering our opinions and the limitations of such opinions.

A. Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

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1. the Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on July 29, 2008, Registration No. 333-152622, and as subsequently amended (the “Registration Statement”); and

2. the Certificate of T Bancshares (the “Certificate”), delivered to us on or about September 26, 2008, with respect to various factual representations and certifications.

B. Representations, Facts and Assumptions

The relevant facts are set forth in the Registration Statement and the Certificate.  For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the Registration Statement as well as the factual representations set forth in the Certificate.

A summary of the relevant facts is as follows:

1. T Bancshares is distributing on a pro rata basis to its shareholders, at no charge, transferable subscription rights to purchase up to an aggregate of 1,069,052 shares of T Bancshares common stock at a cash subscription price of $7.50 per share.

2. Each shareholder will receive one (1) transferable subscription right for every 1.59375 shares of T Bancshares common stock owned of record.  Each subscription right will entitle a shareholder to purchase one (1) share of T Bancshares common stock, rounded down in the aggregate to the nearest whole number, at the subscription price for every subscription right held (the “basic subscription privilege”).

3. However, unless otherwise agreed to in writing, no shareholder will be entitled to subscribe for T Bancshares common stock in this Rights Offering which would result in such shareholder owning more than 9.9% of the total outstanding shares of T Bancshares common stock following the closing of the transactions contemplated in the Registration Statement. In determining whether a shareholder owns more than 9.9%, the shareholder’s ownership is aggregated with immediate family, entities in which the shareholder has a controlling beneficial interest, and associates acting in concert with the shareholder.

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4. The exercise of subscription rights will be irrevocable.  Once a shareholder exercises a subscription right in the Rights Offering, the shareholder will not be able to revoke or change this exercise or request a refund of monies paid.

5. Each subscription right will carry with it an oversubscription privilege for shares that are not otherwise purchased through the exercise of the basic subscription privilege.  The oversubscription privilege will entitle the shareholders who exercise their basic subscription rights in full to subscribe for additional shares of T Bancshares common stock at the subscription price to the extent that other subscription rights holders do not exercise their subscription rights.  T Bancshares will honor all over-subscription requests if sufficient shares are available.  However, no shareholder will be entitled to subscribe for T Bancshares common stock in this Rights Offering which would result in that shareholder owning more than 9.9% of the total outstanding shares of T Bancshares common stock (the shareholder’s ownership will be aggregated with those individuals and entities as discussed in paragraph 3, above).  If oversubscription requests exceed the shares available, T Bancshares will allocate the available shares by multiplying the number of shares requested by each shareholder through the exercise of their oversubscription privilege by a fraction that equals (a) the number of shares available to be issued through the oversubscription privileges divided by (b) the total number of shares requested by all shareholders through the exercise of their oversubscription privileges.

6. The subscription rights will expire if they are not exercised by 5:00 p.m. New York City time on __, 2008.  T Bancshares may extend the period for exercising the subscription rights.  Subscription rights that are not exercised by the expiration date of the Rights Offering will expire and will have no value.

7. If the subscription rights are not exercised in full by T Bancshares shareholders, T Bancshares may conduct a limited public offering to persons selected by T Bancshares in its sole discretion.

8. No distributions to holders of T Bancshares common stock of cash or property (as such term is defined in Code § 317(a)) have been made in the past 36 months, and there is no plan to make such distributions in the 36 months subsequent to the transactions contemplated in the Registration Statement.

In connection with the opinions rendered below, we have assumed that all signatures on all documents submitted to us as originals are authentic, that all documents are submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copes of documents examined by us are competent to execute and deliver such documents.

September 26, 2008

C. The Law

Under Code § 311(a)(1), a corporation does not recognize gain or loss on the distribution (not in liquidation) of rights to acquire its stock.

Pursuant to § 61(a)(3) of the Code, gross income includes “gains derived from dealings in property.” However, Code § 305(a) provides gross income does not include “the amount of any distribution of the stock of a corporation made by such corporation to its shareholders with respect to its stock.” For purposes of Code § 305, “stock” is defined in Code § 305(d)(1) as including rights to acquire such stock.

Code § 305(b) provides exceptions to the general nonrecognition rule of Code § 305(a) for certain distributions, which include “disproportionate distributions”. Pursuant to § 305(b)(2), a distribution (or a series of distributions of which such a distribution is one) of stock rights constitutes a “disproportionate distribution,” and is therefore taxable, if the distribution results in (a) the receipt of property, including cash, by some shareholders, and (b) an increase in the proportionate interest of other shareholders in the assets or earnings and profits of the distributing corporation. Under Code § 317(a), the term “property” means money, securities, and any other property, except that such term does not include stock in the corporation making the distribution or rights to acquire such stock.

A “series of distributions” encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property (as defined in Code § 317) by some shareholders and an increase in the proportionate interests of other shareholders. It is not necessary for a distribution of stock to be considered as one of a series of distributions that such distribution be pursuant to a plan to distribute cash and property to some shareholders and to increase the proportionate interests of the other shareholders, rather it is sufficient if there is a distribution (or a deemed distribution) having such effect. In addition, there is no requirement that both elements of Code § 305(b)(2) occur in the form of a distribution or series of distributions as long as the result is that some shareholders receive cash and property and other shareholders’ proportionate interests increase. Where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some shareholders and an increase in the proportionate interest of other shareholders, unless the receipt of cash or property by some shareholders and the distribution or series of distributions are made pursuant to a plan. See Treas. Reg. § 1.305-3(b).

September 26, 2008

Code § 305(c) treats certain transactions as deemed distributions for purposes of Code § 305, including changes in conversion ratios, changes in redemption price, a difference between redemption price and issue price, a redemption which is treated as a distribution to which Code § 301 applies, or any transaction, including a recapitalization, having a similar effect on the relative equity interests of any shareholder or holder of stock purchase rights

If a distribution falls under the exception to the general rule of nonrecognition, Code § 305(b) provides that the distribution will be treated as a distribution of property to which Code § 301 applies. Code § 301(c) provides that the distribution will be treated as a dividend (as defined in Code § 316) to the extent of the distributing corporation’s earnings and profits and any excess in fair market value of the distributed rights over the earnings and profits of the corporation is first treated as nontaxable recovery of the shareholder’s adjusted basis in the underlying stock and then as gain from the sale or exchange of stock.

If the distribution of stock rights is taxable (and thus treated as a distribution to which Code § 301 applies), the tax basis of the rights distributed is the fair market value of the rights as of the date of the distribution, according to Code § 301(d). See Treas. Reg. § 1.301-1(b); Treas. Reg. §§ 1.301-1(h)(1) and 1.301-1(h)(2)(i). The basis of the stock with respect to which the rights are distributed remains unchanged.

The lapse of a taxable stock right may result in a loss for the holder of such right to the extent of the holder’s basis in such right. Pursuant to Code § 1234A, the expiration or other termination of a right with respect to property which is, or would be upon acquisition, a capital asset in the hands of the taxpayer is treated as a sale or exchange of a capital asset. Code § 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property.   Under Code § 1001, the sale or exchange of property shall be a taxable event. Gain shall be the excess of the amount realized over the adjusted basis of the property and loss shall be the excess of the adjusted basis over the amount realized. The lapse of taxable stock rights gives rise to a loss because the amount realized is zero and the holder has basis in the rights.  The loss is considered long-term or short-term depending on the holding period of the right.  The deductibility of losses is subject to limitations under the Code. If taxable stock rights are received in a distribution, the holding period will begin the day following the distribution. See Rev. Rul. 76-53, 1976-1 C.B. 87.  The tacking rules of Code § 1223 do not apply.

September 26, 2008

In general, a shareholder’s tax basis in stock rights received pursuant to a nontaxable distribution to which Code § 305(a) applies is zero provided the fair market value of the stock rights received is less than fifteen percent (15%) of the fair market value of the corporation’s stock held by such shareholder at the time of such distribution. See Code § 305(b)(1). However, if a corporation distributes rights to acquire its stock to a shareholder in a nontaxable distribution and (1) the fair market value of the rights at the time of the distribution is 15% or more of the fair market value (on the date of issuance) of the stock with respect to which they are received or (2) the shareholder elects to allocate part of the basis of the stock to the rights received, the basis in such stock is to be allocated between the stock and the rights in proportion to the fair market values of each on the date of the rights distribution. Basis is allocated only if the rights are exercised or sold. Upon exercise, the amount of basis allocated to the rights (if any) is added to the cost of the stock acquired to determine the basis of the acquired stock. Upon the sale of the rights, the amount of basis allocated to the rights is used in determining gain or loss. Treas. Reg. §§ 1.307-1 and 1.307-2.

Pursuant to Code § 1223(5), the holding period of stock acquired by a shareholder’s exercise of stock rights will be on the date of exercise, regardless of whether the stock rights were taxable on distribution. Treas. Reg. § 1.1223-1(f).

The lapse of a nontaxable stock right will not trigger the recognition of gain or loss, as the basis in nontaxable stock rights is zero. See Rev. Rul. 74-501, 1974-2 C.B. 98.

D. Opinion

Assuming the facts and assumptions set forth above are correct and continue to be correct as of the date the Registration Statement becomes effective and subject to the limitations set forth herein, our opinion of the federal income tax consequences of the T Bancshares Rights Offering, based upon existing provisions of the Code, is:

1. T Bancshares will not recognize any gain or loss on the distribution of the subscription rights.

2.  The shareholders of T Bancshares who receive subscription rights to purchase T Bancshares common stock will not be taxed on the receipt of such rights because the distribution of the rights will not be disproportionate.  All shareholders will receive the rights on a pro-rata basis.  The Rights Offering does not have any of the characteristics of a disproportionate distribution of stock rights.   As no distributions to shareholders of cash or property have been made in the past 36 months, and there is no plan to make such distributions in the 36 months subsequent to the transactions contemplated in the Registration Statement, the limitation prohibiting the exercise of subscription rights or the oversubscription privilege if the result would be ownership in excess of 9.9% of T Bancshares’ common stock will not result in a disproportionate distribution. However, if any such distributions have been made in the previous 36 months or will be made in the 36 months subsequent to the transactions contemplated by the Registration Statement, and the limitation prohibiting the exercise of subscription rights or the oversubscription privilege is triggered as a result of certain shareholders owning in excess of 9.9% of T Bancshares’ common stock, this could affect the taxability of the Rights Offering.

September 26, 2008

3.  If the shareholders of T Bancshares exercise their subscription rights, the basis in the rights received generally will be zero.  However, if either (1) the fair market value of the rights on their date of issuance is 15% or more of the fair market value of the common stock with respect to which they are received or (2) holders properly elect to allocate part of the basis of such stock to the rights, then upon exercise or transfer of the rights, the basis in such stock will be allocated between the stock and the rights in proportion to the fair market values of each on the date of issuance.

4.  If a T Bancshares shareholder exercises a subscription right, the shareholder will not recognize any gain or loss upon the exercise of the rights.

5.  If a T Bancshares shareholder exercises a subscription right, the basis allocated to the right, if any, (as explained in paragraph 3 above) will be added to the cost of the stock acquired using the right.

6.  If a T Bancshares shareholder exercises a subscription right, the holding period of the stock purchased will begin on the date of exercise.

7. If a T Bancshares shareholder transfers a subscription right, the shareholder may recognize gain or loss depending upon the amount realized in the transfer and the basis (if any) allocated to the subscription rights.

E. Limitations

1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

September 26, 2008

2. The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the Registration Statement and the factual representations contained therein. To the extent that any of the factual representations provided to us in the Certificate are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the Registration Statement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations could adversely affect the opinions stated herein.

3. No opinion is expressed as to any federal income tax consequence of the Rights Offering or the other transactions contemplated except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Rights Offering.

4. Our opinion is a limited scope opinion that addresses only the issues described in Section D of this letter. Additional issues may exist that affect the federal income tax treatment of the Rights Offering or the parties to the Rights Offering that are not addressed by this limited scope opinion and this opinion cannot be relied on for the purpose of avoiding tax penalties with regard to any such federal income tax issue that is not addressed in Section D of this letter.

5. This opinion letter is issued to T Bancshares solely for the benefit of T Bancshares and its shareholders in connection with the Rights Offering. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference Hunton & Williams LLP, under the caption “Material Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Hunton & Williams LLP

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